Exhibit 10.5

January 17, 2013

Gregory R. Raifman

[XXXX]

[XXXX]

Re: Terms of Employment

Dear Greg:

The Rubicon Project, Inc. (the “Company”) is pleased to offer you the following position:

Position. We are offering you the position of President, reporting to the CEO.

Salary. Your salary will be $300,000 per year, payable in accordance with the Company’s standard payroll policies and subject to applicable payroll deductions and withholdings.

Bonus. You will be eligible to receive a bonus of up to $150,000 based on the achievement of certain “goal” targets, with additional bonus eligibility based on exceeding goal targets. Details as to the specific goals and the “overachievement” bonus will be mutually agreed upon as soon as reasonably practicable following your start date, based in part on the Company’s 2013 operating plan and the direction of the board of directors. The details of your bonus, including the timing of bonus payments, will be set forth in an Executive Bonus Plan to be adopted by the board of directors following the start of your employment.

Stock Options. In addition to your salary, we will recommend to the Company’s board of directors that you receive an option to purchase a number of shares of stock equal to 2.25% of the Company’s capital stock, calculated based on the Company’s current fully diluted capitalization plus the pending stock plan increase to account for current executive hires and projected 2013 growth. (Of course, like all equityholders, that percentage will not be permanently fixed and will go down over time as the Company issues additional stock, options and the like.) The exercise price will be equal to the fair market value of our common stock at the time of grant, as determined by the board of directors, and the option will over a period of four years, with 25% vesting one year from your start date and the remainder vesting monthly thereafter. The board of directors meets periodically and options are not granted or effective unless and until approved by the board of directors, and your option will not be granted until it has been so approved, but vesting will begin as of your employment start date regardless of the actual date of grant. Once approved, we will enter into a Stock Option Agreement that will capture the terms set forth herein and will supersede this offer letter in all respects with respect to the terms of your option.

Double Trigger Severance and Vesting Acceleration. In the event of an Involuntary Termination that occurs upon or following a Sale Transaction:

•	You will be entitled to a cash severance payment in the amount of 6 months of your base salary plus three months COBRA reimbursement, plus

•	If the Involuntary Termination occurs within three months from your start date, your option will be vested as to 1/8th of the shares;

•	If the Involuntary Termination occurs within six months from your start date, your option will be vested as to 1/4th of the shares; and

•	If the Involuntary Termination occurs more than 12 months after your start date your option will fully vest.

For this purpose, the terms “Involuntary Termination” and “Sale Transaction” shall be as defined in the Company’s standard executive option agreement. Any severance payment or vesting acceleration would be contingent upon the execution of a customary general release of claims against the company and its affiliates.

Equity Purchase. We acknowledge that you have expressed a desire to purchase up to $500,000 of Company stock. The Company will seek to facilitate such a transaction, provided that any such transaction may be subject to obtaining requisite approval from the board of directors and the Company’s investors and preferred stockholders and/or finding a willing seller. For the avoidance of doubt, this does not entitle you to any rights with respect to such stock unless and until you and the Company (or other seller of Company stock) execute and deliver definitive agreements therefor.

Board of Directors. The Company will seek to facilitate your election to the Company’s board of directors, serving as one of the directors elected by the holders of the common stock. Because directors are elected by stockholders, and not designated by the Company itself, the Company cannot itself effect your election, but will work with the Company’s key common stockholders to effect such election as soon as practicable following your start date.

Relocation. The Company will reimburse you for reasonable expenses to be mutually determined by the Company and you for out of pocket relocation costs upon presentation of reasonable evidence thereof. In the event that you were to voluntarily terminate your employment within six months, you agree that you will repay the Company for such costs.

Benefits. You will be eligible for standard Company benefits. Details about these benefits are provided in the Team Member Guide and Summary Plan Descriptions available for your review.

Location and Hours. You will work primarily from our offices in Los Angeles, California and normal working hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. However, as an executive and an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments without additional compensation and you will be required to travel from time to time.

Confidentiality. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to the Company of the attached Intellectual Property Assignment and Confidential Information Agreement, which among other things prohibits the unauthorized use or disclosure of the Company’s proprietary information. Furthermore, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe an obligation of confidentiality.

Other Policies and Requirements. As a Company employee, you will be expected to abide by Company rules and policies and to acknowledge in writing that you have read the Company’s Team Member Guide, a copy of which will be provided at the start of your employment or, if you prefer, a copy can be provided in advance.

At-Will Employment. The Company is an at-will employer. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, or may modify your position, duties, work location, compensation and benefits at any time in its discretion. The at-will employment relationship cannot be changed except in a writing signed by the Company’s CEO.

Entire Agreement. This letter, along with the Intellectual Property Assignment and Confidential Information Agreement and the other documents referenced herein, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (whether oral or written).

Internal Revenue Code Section 409A. Notwithstanding any provision hereof to the contrary, if you are deemed to be a “specified employee” as defined in Section 409A you shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, taking into account all applicable exemptions or exceptions, and whose payment or provision is triggered by your termination of employment (whether such payments or benefits are provided hereunder or under any company other plan, program or arrangement), including as a result of your disability (other than your being “disabled” within the meaning of Section 409A), until the earlier of (i) the date which is the first business day following the six-month anniversary of your “separation from service” under Section 409A for any reason other than death or (ii) your death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided on such date. The Company shall make the determination as to whether you are “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of your “separation of service” will notify you whether or not you are a “specified employee.” For purposes of Section 409A, each of the payments that may be made under this letter agreement is designated as a separate payment. Except as expressly provided otherwise herein, no reimbursement payable to pursuant to any provisions of this letter or pursuant to any company plan or arrangement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This letter agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions hereunder contravenes any regulations or guidelines promulgated under Section 409A, or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other and shall use their reasonable efforts to reform the provisions hereof to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the company of providing the applicable benefit or payment and, to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A upon you or the company.

Miscellaneous. This offer of employment is not to be construed as a contract for employment in any particular position for any particular salary or time period. The Company conducts background checks on prospective employees. This offer is contingent upon the satisfactory results of any background check pertaining to you, and in the event of an unsatisfactory result, this offer will be deemed rescinded. In addition, as required by law, this offer is subject to satisfactory proof of your right to work in the United States. By signing this letter, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Expiration. This offer is valid for a period of five days from the date of delivery and will automatically expire after such time.

Start Date. If you accept our offer, your first day of employment will be January 28, 2013.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

The Rubicon Project, Inc.

/s/ Frank Addante
Frank Addante, CEO

Agreed and Accepted:

/s/ Gregory R. Raifman	Date:	January 28, 2013
Gregory R. Raifman

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